Exhibit 99.1

LOAN AGREEMENT

THIS LOAN AGREEMENT is this day made and entered into by and between Elk Horn Bank & Trust Company, a banking corporation, hereinafter referred to as "Lender"; Champion Parts, Inc., an Arkansas limited liability corporation, hereinafter referred to as "Borrower"; all of whom are hereinafter collectively referred to as "the Parties."

In consideration of the mutual covenants and agreement which are hereinafter expressed, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree and covenant as follows:

1.

Loan.  Lender shall lend to Borrower and Borrower shall borrow from Lender under the terms and conditions of this Agreement, Nine Hundred Thousand Dollars ($900,000.00).  This indebtedness of Borrower to Lender is hereinafter referred to as "the loan".

2.

Note.  Simultaneously with the execution of this Loan Agreement, Borrower shall execute and deliver to Lender Borrower's Promissory Note (hereinafter referred to as "note") in the principal amount of Nine Hundred Thousand Dollars ($900,000.00).  The note is attached hereto as Exhibit "A" and incorporated herein by reference. The principal amount, repayment schedule, maturity, rate of interest, late charges, and prepayment provisions are set forth in the note attached hereto as Exhibit "A".

3.

Collateral.  To provide collateral security for the payment and performance when due of the note and any and all other liabilities or obligations direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising of Borrower to Lender, Borrower shall simultaneously herewith execute and deliver to Lender a mortgage, which is attached hereto as Exhibit "B", are incorporated herein by reference.  The real property securing this loan is real estate located in Hope, Hempstead County, Arkansas (the property) which is more particularly described in Exhibits "B". The mortgages shall be a first mortgage lien on the real estate.

    The mortgage attached hereto as Exhibit "B" also provide for an assignment of rents to Lender.

4.

Warranties and Covenants of Borrower.  Borrower hereby makes the following warranties, covenants and agreement which will remain in effect until otherwise hereinafter agreed in writing between Borrower and Lender or the holder of the Promissory Note, or until the indebtedness and obligations of Borrower to Lender have been fully paid and performed whichever shall occur first.  Borrower warrants that:

a.

Borrower has procured and now possesses all the qualifications, authorizations, licenses and permits required by law, ordinance or other governmental regulation in order to carry on its business in the manner, in the location, and to the extent now being conducted.

b.

Borrower has the power and authority to enter into this Loan Agreement and to execute all other documents in relation to this loan.

c.

There are no actions at law or in equity in any state or Federal Court or regulatory or administrative agency pending or to the best of the knowledge or belief of Borrower which are threatened against Borrower; similarly, there are no administrative actions, investigations, or proceedings of any kind or nature to the best of the knowledge and belief of Borrower threatened against Borrower by any Federal, state or local governmental or administrative authority or agency nor are there outstanding any orders of any such administrative authority or agency limiting Borrower in the operation of its business.

d.

This agreement is a legal binding obligation of Borrower enforceable in accordance with its terms against Borrower.

e.

The Note, Mortgage and related instruments that may be delivered to Lender by Borrower pursuant to this Agreement when duly executed and delivered will be legal and binding obligations of Borrower and enforceable in accordance with their terms.

f.

Borrower shall not create, incur, assume or permit any new deed of trust, pledge, lien, security interest, or other encumbrance of any nature on the property.

g.

Borrower shall maintain, preserve and keep the property in good operating condition and repair, will promptly pay and discharge and cause to be paid and discharged any and all lawful taxes and assessments upon its property and shall at all times keep or cause to be kept in force a policy or policies of insurance with good and responsible insurance companies satisfactory to Lender for fire and extended coverage and other hazards on the property to the extent of the fair market value thereof with a loss payable clause in favor of Lender as its interests may appear. Lender will be furnished as of this date an insurance policy for one (1) year which has been paid prior to closing by Borrower.  In addition to the hazard insurance, Borrower shall furnish Lender evidence of public liability insurance in an amount satisfactory to Lender.

h.

Borrower shall maintain at all times its existence and authority to do business in good standing with all governmental entities and regulatory agencies now or in the future having jurisdiction or supervisory responsibilities for Borrower or the type of business operations it conducts in full compliance in all material respects with all statutory requirements, governmental ordinances relating to the operation of Borrower's business at all present or future locations and in possession of all up to date licenses, permits and other authorizations necessary for Borrower to lawfully conduct such operations.

i.

Borrower covenants that it will comply with all requests by Lender for information or documentation as may be requested by the Lender from time to time during the life of this loan.

5.

Other Covenants.

Borrower covenants that it shall comply with all of the covenants undertaken by Borrower pursuant to Section 7 of that certain Revolving Credit Loan and Security Agreement by and between Borrower and PNC Bank, National Association dated August 9, 2004, unless Lender otherwise waives its right to require Borrower to do so.

6.

Legal Fees and Other Closing Costs and Expenses.

All legal fees, travel expenses, and other expenses  of Lender which are incurred by Lender in relation to this loan shall be paid by Borrower. Borrower shall pay all recording fees, loan document preparation, loan agreement preparation, and other charges relating to obtaining the financing of this purchase. Borrower shall furnish Lender a certified and itemized statement of annual income and expenses, and a financial statement of Borrower within sixty (60) days following the end of each fiscal or calendar year of Borrower.

7.

Events of Default.  In the case of the happening of any of the following events of default listed below (hereinafter events of default), then at any time thereafter during the continuance of such event of default, Lender may, by written notice to Borrower, declare the Promissory Note to be due and payable whereupon the Promissory Note shall become due and payable both as to principal and interest without presentment, demand or protest or other notice of any kind, all of which is hereby expressly waived, anything contained herein or in the Promissory Note to the contrary notwithstanding.  The following are events of default unless cured within the time allowed, if any:

a.

Default in the payment of any monthly installment of principal or interest or any other payment which is due or violation of any other term of the Promissory Note which is attached hereto as Exhibit "A".

b.

A breach by Borrower of any term, provision, warranty or covenant of this agreement, note, mortgage or any other security agreement or documents executed in connection with this loan.

c.

Default in the payment of principal or of interest or any installment therefore or any other obligation of Borrower to Lender or any other creditor or the breach of any terms under any instrument, agreement or other obligation of Borrower to Lender.

d.

Any representation or warranty by Borrower including those in this Loan Agreement that is materially false.

e.

The filing of Borrower of a Petition of Bankruptcy or for approval of plan of reorganization or arrangement under the Bankruptcy Act as it now exists or is hereafter amended, or an admission seeking relief therein or is unable or admits in writing that it is unable to pay its debts as they become due or makes an assignment for the benefit of creditors or consents to the appointment of receiver for all or a substantial part of its property or fails to have vacated or set aside within thirty (30) days any Court order appointing without its consent a receiver or trustee for all or a substantial part of its property, is adjudicated a bankrupt, or becomes insolvent as may otherwise be evidence.

8.

Remedy.  If any event of default occurs under this Agreement, the note or the mortgage or any other agreements or documents executed by Borrower pursuant hereto, Lender, its successors or assigns, shall have all the rights and remedies of a secured party under the Uniform Commercial Code or applicable statutes any may foreclose upon the note and mortgage given by Borrower to Lender pursuant to this Agreement.  Lender shall give Borrower written notice of any default under this Agreement. Borrower shall have fifteen (15) days to cure any such default.  No right, power or remedy herein or otherwise conferred upon or reserved to Lender, its successors or assigns, is intended to be exclusive of any other right, power or remedy, all of which shall be cumulative and the exercise of any one shall not be construed as a waiver or delay of the right to exercise at the same time or thereafter any other right, power or remedy.  In addition, the Lender shall have the right, at its option to appoint a Receiver to take over the management and operation of the commercial property in the event of a default.

9.

Assumption of the Loan.  The loan may not be assumed by a future purchaser without the prior written approval of Lender and the payment of any fees which may be associated therewith.

10.

Costs and Expenses.  In the event that Lender shall incur any expense in obtaining payment or performance by Borrower of its indebtedness or obligations to Lender described in this Agreement or in any of the agreements or documents executed by Borrower in connection herewith, then Borrower shall pay and reimburse Lender all costs and expenses incurred in connection with all attempts by Lender or its attorneys or representatives to obtain such payment or performance by Borrower or to protect such interest, including but not limited to reasonable attorney fees and other collection expenses.

11.

Survival of Provisions.  All covenants, agreements, representations and warranties made herein and in all certificates, instruments and agreement and any other documents executed by Borrower and Lender as part of this loan transaction shall survive the execution and delivery to Lender of this Loan Agreement, the note (Exhibit "A"), the mortgages/deeds of trust (Exhibit "B"), or any other security or document or assignments which are executed pursuant to this Loan agreement and shall bind and inure to the benefit of the respective parties hereto, their successors and assigns, so long as there remains outstanding any indebtedness or obligation of Borrower to Lender.

12.

Entire Agreement.  This Loan Agreement constitutes the entire agreement between the parties hereto.  This Loan Agreement may be altered, amended or revised only by subsequent written agreements signed by each party hereto expressing such amendment.

13.

Notice.  Any notice required or permitted to be given in connection with this Loan Agreement or with any other document executed pursuant thereto shall be given in writing and shall be deemed to have been given and delivered when personally delivered or when deposited in the United States Mail,

 registered and return receipt requested, postage prepaid, and addressed as set forth below:

BORROWER:

Champion Parts, Inc.

2005 West Ave. B

Hope, AR 71801

LENDER:

Elk Horn Bank & Trust Company

ATTN:  Loan Department

6th & Main Streets

Arkadelphia, AR  71923

14.

Governing Law.  This Loan Agreement and all documents related thereto shall be interpreted under the laws of the State of Arkansas.

15.

Miscellaneous.  This Loan Agreement may be executed in several counter-parts, each of which when so executed and delivered shall be deemed an original but which together shall constitute one and the same instrument.

WITNESS THE SIGNATURE OF THE PARTIES, this the10th day of August 2004.

"BORROWER"

CHAMPION PARTS, INC.

/s/ Richard W. Simmons

BY:  ITS AUTHORIZED REPRESENTATIVE

"LENDER"

ELK HORN BANK & TRUST COMPANY

By:  ITS AUTHORIZED REPRESENTATIVE